Exhibit 99.1

Marley Coffee Issues Shareholder Letter to Discuss Results of Operations for Its Third Fiscal Quarter

Numbers of stores selling product reached ~11,000 as Revenues Grew by 14% and Operating Expenses Declined by 19% Year over Year

DENVER, Colorado, December 16, 2015 -- Jammin Java Corp. (d/b/a Marley Coffee) (OTCQB:JAMN) (www.marleycoffee.com), the sustainably grown, ethically farmed and artisan-roasted gourmet coffee company, issues a letter to its shareholders regarding its results of operations for its third fiscal quarter, the three months ended October 31, 2015. The letter includes a business overview, discussion of current market conditions as it affects our company, and the company’s outlook.  Additional information regarding the company’s results of operations, outlook, and financial statements, can be found in the company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2015, which was filed with the Securities and Exchange Commission on December 16, 2015.

Note from Rohan Marley, Chairman and Founder of Marley Coffee
“This has been a phenomenal year of expansion for Marley Coffee in all areas. What we have today is far greater than what I could have ever imagined when I set out to create a coffee company in 1999. However, it’s unfortunate that despite all of the growth and the great news, such as 18 consecutive quarters of revenue growth and continued expansion into new countries, there’s a cloud that has hung over this company since early 2011. Nevertheless, I’m glad this (i.e., the SEC’s investigation) is now out in the open and that we have the ability to tell the world our story. The future is bright for Marley Coffee.”

Note from Brent Toevs, CEO of Marley Coffee
“During this quarter, we’ve had some of our brightest moments and we’ve had some challenges. The company’s share prices have receded to near their 52-week lows, yet the fundamentals of the company have seen improvements such as continued revenue growth and declining losses. Nonetheless, in this hypercompetitive global coffee space and with the limited resources we have, I’m exceptionally proud of the work we’ve been able to accomplish and I’d like to use this letter to both summarize the quarter, look at our future and respond to the concerns from shareholders that I’ve been getting.”

Financial Highlights (three months ended Oct 31, 2015)
•
Continued Revenue Growth and Improved Operational Efficiency- Revenue came in at $3.25 million for the quarter ended October 31, 2015, which is approximately a 14% increase from the previous year’s period, while total operating expenses were down 19%. This increase was driven by the expansion of the company’s retail base and the launch of EcoCups as well as our distribution footprint expanding to ~11,000 retail grocery locations. Our expectations are to have continued growth in Q4 while continuing to reduce our operating expenses.

•	Net Revenue – Net revenue was $2.8 million for the quarter ended October 31, 2015, which is an increase of 12% from the same period last year.
•
Gross Profit and Future Margin Upside - Gross profit came in at ~$567,000 for the quarter or a 24% decrease year over-year. Gross profit decreased as a result of increased discounts during the period to retailers to move out old RealCup packaging into our new Recyclable EcoCup packaging. We have taken many steps to make meaningful improvements to our gross margins across the board. Specifically, we anticipate a reduction in cost of goods sold (COGs) from coffee futures purchases as well as price reductions in some of our other COGs that will take effect in Q1 of next year. We expect Q4 gross profits, as a percentage of sales, to rise to levels similar to Q2 [25%], compared to gross profit as a percentage of sales of 20% for the quarter ended October 31, 2015.

•
Narrowing losses - Net Loss. Net Loss was $1,496,829 and $2,939,838, respectively, for the three months ended October 31, 2015 and 2014, which represents a decrease of $1,443,009 or 49%. The goal is still to get the company to cash flow positive based on cash based expenses in the near future. We are taking steps to make this happen by reducing our operating cost through efficiency as well as asking our executives to take more than 2/3rds of their compensation in stock instead of cash.

•
Commitment to sustainability and philanthropy - We will continue to keep our commitment to running a sustainable and ethical coffee company. All of the coffees we procure today are certified organic or rain forest alliance certified. We have launched Recyclable RealCup™, or EcoCup a sustainable and easy-to-recycle single-serve capsule that’s compatible with most Keurig® K-Cup® machines. We are especially proud of Waterwise in which we’ve donated $78,051 in the first 3 quarters of the year and will expand on this in the future.

•
Competitive Against Larger Industry Peers – According to syndicated data, in the last four years, we were the 21st ranked company for revenue in the entire Single Cup category in grocery retail stores. Of the top 21 brands in the Single Cup category, year to date, we are the 6th fastest growing company with a 73% year-over-year growth.

•
New Account Additions - In fiscal Q3 we added new accounts or increased distribution at Safeway/Randalls, Acme, Rouses Markets, Price Chopper and Meijers.  Between fiscal Q4 and fiscal Q1 2016, we believe we will see the largest growth in new stores and SKUs added to stores. We anticipate adding ~1,200 new stores with an average of 4 SKUs per store during this period. This expansion includes another division of Safeway/Albertsons as well as Sprouts.

Concerns about the Company
We have received several inquiries regarding shareholder concerns with the company. I want to take opportunity to address them directly:

•	High Debt
o	Our accounts payable was $2.8 million as of October 31, 2015, while our total current assets were $1.2 million.
o
Our debt is manageable. ~75% of the company’s debt is concentrated amongst 3 of its largest suppliers of coffee. Mother-Parkers represents ~52% of this debt. We have worked out long-term solutions with our suppliers while looking for sustainable financing.

•	We’re still losing cash
o
We’ve had 18 quarters of consecutive year-over-year growth and we don’t expect that to slow down anytime soon. We’re at that inflection point where we believe that in the near future we can finally hit profitability. We’ve primarily focused on creating profitable accounts.

o	We’ve put in place mechanisms to cut additional expenses, which have been decreasing year over year, while revenues have grown.
o	Our international business continues to grow which remains our most profitable business line.
o	Additionally, as stated above our executives have cut their cash salaries to help maintain cash.
•	SEC lawsuit and what it’s doing to the company
o	As of today, the only negative impact we have seen on the company due to the SEC lawsuit has been on the company’s share price.
o
No customers have dropped Marley Coffee from its shelves, no partners have disengaged with the company and the company is still seeing revenue growth in the marketplace. Additionally, we are also still on pace to gain the most number of new points of distribution in Q4 of fiscal 2016 and Q1 of 2017 than we have in the last 18 months.

o
Notwithstanding the above, legal fees have slightly increased, but most of the costs of discovery in the litigation have already been expended as the company has previously compiled and provided everything to the SEC from 2010-2013, which are the key periods in the investigation.

o	We are still focused on the company and we’re confident in our position as outlined in our Form 10-Q Quarterly Report.
•	Future financing and short-term convertible debt
o	I have heard from many shareholders that they are worried about our short-term convertible debt. We are as well and we’ve indicated that our intention is to pay these back before they convert.
o	Furthermore, we are still actively in talks with investment groups in an effort to obtain sustainable and favorable long-term capital for the company.
o
On top of the long-term financing we’ve been seeking, we’ve also in essence received an interest free loan from Mother Parkers over the last year by having our credit extended. Taking some short-term money from convertible financiers was necessary for liquidity issues to pay off our creditors so we could maintain a positive relationship with them.

o
We’re actively talking to asset based lenders right now and hope to secure an asset based loan collateralized by the company’s accounts receivable within the next six weeks, though we cannot guarantee that such funding will be available, or if available, will be on favorable terms.

o
We have a great company that we believe should be able to attract long-term investors. Our strength include: high revenue growth with minimal resources; strong distribution in North America; close to becoming cash flow positive; a strong brand that is known worldwide; strong international distribution around the globe; and we are in an industry with high M&A activity.

•	Marketing Efforts –
o
From a marketing perspective, we are active where we believe we can create the biggest impact for our money. Our marketing is focused on driving consumer trial at store level, and building awareness that leads to trial through social media and digital marketing, key partnerships like we had with King Soopers and the Denver Broncos, and PR. Some of our biggest successes are around PR and our ability to differentiate ourselves against the largest players in the industry with our EcoCup. While the largest company in the coffee space believes that they’ll have a recyclable solution by 2020, we have a 5 year advantage as our EcoCup is available now. We will use this time to outreach to influencers, sustainable and environmental bloggers and green journalists. We believe that this, alongside us putting out digital assets and a strong in store program will be key drivers for growing the business.

We’re obviously not happy with where the share price is today as senior management are some of the largest individual shareholders in the company and get the majority compensation via the company’s shares. We are vested and committed to the company.

Over the next few quarters, we will continue to focus on our core business, while driving innovation and engaging with customers. Strong execution of our business with minimal resources has been the mantra of this company. We believe our fundamentals continue to remain solid and we appreciate your continued support.

About Jammin Java Corp., d/b/a Marley Coffee

Jammin Java Corp., d/b/a Marley Coffee is a U.S.-based company that provides premium, artisan roasted coffee to the grocery, retail, online, service, hospitality, office coffee service and big box store industry. Under its exclusive licensing agreement with Fifty-Six Hope Road Music Limited, the company continues to develop its coffee lines under the ‘Marley Coffee’ brand. The company is a fully reporting company quoted on the OTCQB market under the symbol "JAMN." For additional information, follow Marley Coffee on Facebook, Twitter and visit MarleyCoffee.com or visit the Investor Relations section at Investor.MarleyCoffee.com.

Contact:
Maian Tran
Marley Coffee
303.396.1756
pr@marlycoffee.com

Forward-Looking Statements

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Acts"). In particular, the words "believe," "may," "could," "should," "expect," "anticipate," "estimate," "project," "propose," "plan," "intend," and similar conditional words and expressions are intended to identify forward-looking statements and are subject to the safe harbor created by these Acts. Any statements made in this news release about an action, event or development, are forward-looking statements. Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. These risks and others are included from time to time in documents we file with the Securities and Exchange Commission ("SEC"), including but not limited to, our Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on our future results. Accordingly, you should not place undue reliance on these forward-looking statements. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements herein are made as of the date hereof. Actual results may differ from anticipated results sometimes materially, and reported results should not be considered an indication of future performance. The company takes no obligation to update or correct its own forward-looking statements, except as required by law or those prepared by third parties that are not paid by the company. The company's SEC filings are available at http://www.sec.gov.